Exhibit 4.9

DATED                                         20

(1) MACRO HOLDING, INC,

(2) RACKSPACE MANAGED HOSTING LIMITED

-and-

(3)

Form of

Share Option Agreement

CONTENTS

1	DEFINITIONS	1

2	GRANT OF OPTION	1

3	ACCEPTANCE OF OPTION	1

4	VESTING OF OPTIONS	2

5	RIGHT TO EXERCISE OPTION	2

6	EXERCISE OF OPTION	2

7	ALLOTMENT OF OPTION SHARES	4

8	DEATH OF THE OPTION HOLDER	4

9	CESSATION OF EMPLOYMENT	5

10	SALE OF THE COMPANY AND LIQUIDATION	5

11	OTHER DISQUALIFYING EVENTS	7

12	VARIATION OF CAPITAL AND ADJUSTMENT OF OPTION	8

13	RELATIONSHIP WITH TERMS OF EMPLOYMENT	8

14	ADMINISTRATION	9

15	AMENDMENTS	9

16	GENERAL	9

17	RIGHTS OF THIRD PARTIES UNDER THIS DEED	10

18	ENTIRE AGREEMENT	10

19	QUALIFICATION OF OPTION	11

SCHEDULE ONE		13

SCHEDULE TWO		14

SCHEDULE THREE - The Restrictions and Conditions Applying to the Shares subject to the Option		20

SCHEDULE FOUR - EXHIBIT B - INVESTMENT REPRESENTATION STATEMENT		25

SCHEDULE FOUR - EXHIBIT B - INVESTMENT REPRESENTATION STATEMENT		25

This Deed constitutes an agreement made on the date it is executed, as stated below, between:

(1)	The Parent (as defined in Schedule Two);

(2)	The Company (as defined in Schedule Two); and

(3)	The Option Holder (as defined in Schedule One).

Background Information:

A.	The Company is a wholly owned subsidiary of the Parent.

B.	The Parent has agreed to grant to the Option Holder an option to acquire shares in the Parent.

C.	The Option Holder is an employee of the Company and the option granted by this Deed is granted by reason of such employment.

D.	The purpose of the granting of the option under this Deed is to assist in retaining the Option Holder as an employee of the Company.

E.	The Option Holder does not have a material interest in any member of the Group as defined by paragraphs 28 to 33 of Schedule 5 to the Income Tax (Earnings and Pensions) Act 2003.

It is agreed as follows:

1.	Definitions

Schedule One and Schedule Two set out the meaning of some of the words and expressions used in this Deed and (with the exception of Schedule Four) the meanings given in Schedule One and Schedule Two shall apply throughout this Deed unless the context requires otherwise.

2.	GRANT OF OPTION

2.1	The Parent grants to the Option Holder the right to acquire the Option Shares on the terms of this Deed, with such grant to take effect for all purposes on the Date of Grant.

2.2	The Option is personal to the Option Holder, and may not be transferred, assigned, charged or otherwise alienated (otherwise than to the Option Holder’s legal personal representatives upon the death of the Option Holder).

2.3	The Option is granted under the provisions of Schedule 5.

3.	ACCEPTANCE OF OPTION

3.1	The Option Holder agrees to abide by the terms of this Deed and, in the event that any Group Company is liable to account for tax or social security contributions (in any jurisdiction) by virtue of the exercise of the Option, the Option Holder agrees to make appropriate arrangements with the relevant Group Company for the satisfaction of all federal, state, local and foreign income and employment tax withholding requirements applicable to the Option exercise and shall indemnify each Group Company accordingly.

3.2	If required by the Company (or relevant employing Subsidiary), the Option Holder agrees to enter into a joint election with the Company (or relevant employing Subsidiary), to transfer the liability for Employer’s Secondary Class 1 National Insurance contributions arising on exercise or other realisation of the Option from the Company (or relevant employing Subsidiary), to the Option Holder. The Option Holder shall execute such joint election as may be prepared by the Company (or relevant employing Subsidiary), and approved by the Inland Revenue within 21 days of its receipt by the Option Holder, failing which the Option will lapse and cease to be exercisable.

3.3	The Option Holder agrees to join with the Company (or relevant employing Subsidiary), in submitting a notice of grant of the Option to the Inland Revenue (including a declaration that the Option Holder complies with the requirements of paragraph 26 of Schedule 5 in relation to the Option) within 92 days of the date of this Deed.

4.	EXERCISE OF OPTIONS

4.1	Subject to Clauses 4.2, 5, 8, 9, 10 and the Option Holder then being an employee of the Group, the Option shall vest and become capable of exercise as follows:

4.1.1	in respect of one quarter (1/4) of the Option Shares on the first anniversary of the Date of Grant; and

4.1.2	in respect of one quarter (1/4) of the Option Shares on the second anniversary of the Date of Grant; and

4.1.3	in respect of one quarter (1/4) of the Option Shares on the third anniversary of the Date of Grant; and

4.1.4	in respect of one quarter (1/4) of the Option Shares on the fourth anniversary of the Date of Grant.

4.2	Unless the US Board, in its absolute discretion, determines otherwise the vesting of the Option under Clause 4.1 shall be suspended for the duration of any unpaid leave of absence of the Option Holder, provided that any period during which a female Option Holder is absent from work due to pregnancy or confinement shall not be regarded as unpaid leave for the purposes of this Clause 4.2.

5.	LAPSE OF OPTION

5.1	The Option shall lapse and cease to be exercisable on whichever is the earliest of the following:

5.1.1	the end of the Option Period; or

5.1.2	except as provided in Clauses 8 and 9, the Option Holder ceasing to meet the requirements of section 535 of the Income Tax (Earnings and Pensions) Act 2003 or paragraphs 25 or 26 of Schedule 5 so that the Option Holder ceases to be an eligible employee with respect to the Group for the purposes of Schedule 5 SAVE THAT if the Option Holder is a female who is absent from work due to pregnancy or confinement in circumstances such that, pursuant to Part VIII of the Employment Rights Act 1996, she has a right to return to work (whether or not a contract of employment subsists during the period of her absence) she shall be regarded for the purposes of this Deed not to have ceased to have been employed within the Group until such time as she is no longer capable of exercising a right to return to work, and not to have ceased to be employed if she exercises that right; or

5.1.3	if the Option is purported to be transferred, assigned, charged or otherwise alienated whether pursuant to any court order or decree or settlement agreement or otherwise (otherwise than to the Option Holder’s legal personal representatives upon the death of the Option Holder); or

5.1.4	if the Option Holder is adjudicated bankrupt or a bankruptcy order is made against the Option Holder pursuant to Chapter I of Part IX of the Insolvency Act 1986; or

5.1.5	if the Option Holder is deprived (otherwise than on death) of the legal or beneficial ownership of the Option for any reason including, without limitation, by operation of law or by the Option Holder doing (or omitting to do) anything which causes the Option Holder to be so deprived; or

5.1.6	the expiry of any time limit for the exercise of the Option or any part thereof (as appropriate) given by Clause 10; or

5.1.7	the lapse of the Option pursuant to Clause 3.2, Clause 8 or Clause 9; or

5.1.8	unless the US Board in its absolute discretion determines otherwise, if the Option Holder provides services to a competitor of the Group, whether as an employee, officer, director, independent contractor, consultant, agent or otherwise (“Engages in Competition”) or lends to or makes an investment in any such competitor (the US Board having the right to determine whether or not the Option Holder Engages in Competition and such determination shall be conclusive and binding on the Option Holder);

5.1.9	if the US Board has determined that the Option Holder has committed an act of fraud, misappropriation, embezzlement or the like;

5.1.10	if the Option Holder pleads guilty to, is found guilty or is convicted of a crime;

and upon such lapse all rights of the Option Holder under this Deed shall terminate.

6.	MANNER OF EXERCISE OF OPTION

6.1	Subject always to exercise being permitted under this Deed at the time in question, the Option may be exercised by the Option Holder giving written or electronic notice to the Parent in the form prescribed by the US Board from time to time, specifying the number of Shares over which the Option is to be exercised, accompanied by full payment for the aggregate of the Option Prices of the Shares over which the Option is being exercised and (if applicable) any tax obligations as referenced in Clause 3 hereof that may be payable to the Parent or the Company.

6.2	As a condition to exercising any Option, the US Board may require the Option Holder to execute documentation in a form satisfactory to the US Board and the Parent (including an investment representation statement in the form set out in schedule 4) to ensure that the Option Holder will comply with the terms and provisions of this Deed.

6.3	The Option may be exercised on more than one occasion, but each occasion of exercise may never be over more Shares than the number of the Option Shares which remains after deduction of the aggregate number of Shares over which the Option has been exercised on any previous occasion.

6.4	The Option may only be exercised over a whole number of shares.

6.5	The Option may not be exercised during a Restricted Dealing Period when the Option Holder would not be permitted to acquire or dispose of Shares (unless the relevant codes, guidelines, enactments or regulations which prohibit such action by the Option Holder allow the exercise of options in certain circumstances at such date, and the US Board (or other appropriate person) determines that such circumstances exist at that date).

7.	ALLOTMENT OF OPTION SHARES

7.1	Subject to compliance by the Option Holder with the provisions of Clause 6 and the issue and delivery of the Shares complying with any relevant legislation, the Parent shall issue or procure the transfer to the Option Holder of the number of Shares over which the Option was exercised, credited as fully paid up and shall deliver to the Option Holder a definitive share certificate or other requisite form of record in respect of such Shares, unless the US Board consider that such issue or transfer would not be lawful in the relevant jurisdiction.

7.2	The issue or transfer of Shares under this Deed shall be subject to any necessary consents under any enactments or regulations from time to time applying to the Group or to the Option Holder.

7.3	RESTRICTIONS AND CONDITIONS ATTACHING TO SHARES

7.3.1	Until the Shares are issued (as evidenced by the issuance of an appropriate stock certificate, or the appropriate entry on the books of the Parent or of a duly authorised transfer agent of the Parent), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such Shares notwithstanding the exercise of the Option.

7.3.2	The Shares issued or transferred pursuant to an exercise of the Option shall be subject to the restrictions and conditions specified in this Deed, but shall not otherwise be subject to any restrictions or conditions.

8.	DEATH OF THE OPTION HOLDER

8.1	Upon the death of the Option Holder the estate or legal personal representatives of the Option Holder shall be entitled to exercise any rights under the Option (including any rights under Clauses 9, 10 and 11) that may exist at any time during the period of 3 months from the date of death PROVIDED THAT they shall not be entitled to exercise the Option after the end of the Option Period.

8.2	If the Option is not exercisable or, if it is exercisable, is not so exercised by the estate or legal personal representatives of the Option Holder within such period of 3 months (or, if earlier, the end of the Option Period) it shall forthwith lapse and cease to be exercisable.

8.3	The 3 month period during which the Option may be exercised under Clause 8.1 shall take precedence over the period permitted for exercise under Clause 9 but shall be subject to any shorter period permitted for exercise under Clause 10 and shall be subject to lapse of the Option under Clause 5.1.

9.	CESSATION OF EMPLOYMENT

9.1	Subject to the Option being exercisable in accordance with Clause 5, if the Option Holder ceases to meet the requirements of section 535 of the Income Tax (Earnings and Pensions) Act 2003 or paragraphs 25 or 26 of Schedule 5 so that the Option Holder ceases to be an eligible employee with respect to the Group for the purposes of Schedule 5 (other than where such cessation is attributable to the death of the Option Holder, which shall be dealt with in accordance with Clause 8) the Option Holder shall be entitled to exercise the Option to the extent that it has vested in accordance with Clause 4 and is exercisable in accordance with Clause 5 on the date of cessation.

9.2	Exercise of the Option under Clause 9.1 must be within 3 months of such cessation but the Option Holder shall not be able to exercise the Option after the end of the Option Period.

9.3	If the Option Holder does not exercise the Option under Clause 9.1 within 3 months after such cessation the Option shall thereupon lapse and cease to be exercisable.

10.	SALE OF THE COMPANY AND LIQUIDATION

10.1	In the event of a Change of Control the Option may, in relation to any Unvested Option Shares, be exchanged for a New Equivalent Option PROVIDED THAT such New Equivalent Option shall only be regarded as being Equivalent to the Option if:

10.1.1	it is exercisable in the same manner as the Option and (subject to Clause 10.1.6) is subject to the same provisions of this Agreement as had effect immediately before the Change of Control;

10.1.2	the total market value immediately before the exchange of the Unvested Option Shares that were subject to the Option is equal to the total market value, immediately after the grant of the New Equivalent Option, of the Replacement Shares with market value for this purpose being determined in accordance with Schedule 5;

10.1.3	the total amount payable by the Option Holder for the acquisition of all the Replacement Shares in pursuance of the New Equivalent Option is equal to the total of the Option Price payable under the Option in respect of all the Unvested Option Shares;

10.1.4	it will be treated for the purposes of both income tax and capital gains tax as if it were the original Option;

10.1.5	it will not be treated for the purposes of both income tax and capital gains tax as constituting the grant of a new option;

10.1.6	in the application of this Agreement to the New Equivalent Option: references to Shares, other than in this Clause 10, shall be read as if they were references to Replacement Shares; references to the Parent shall be read as if they were references to the Acquiring Company; references to the Option were references to the New Equivalent Option as it related to the shares in that company and as if references to Unvested Option Shares were references to the Replacement Shares in respect of which that New Equivalent Option was granted;

10.2	The Parent shall enquire with the proposed Acquiring Company as soon as practicable before the Change of Control as to whether it requires the Option, insofar as it relates exclusively to Unvested Option Shares, to be exchanged for a New Equivalent Option (“an Option Exchange”).

10.3	Where the proposed Acquiring Company requires an Option Exchange then the Acquiring Company may offer such New Equivalent Option to the Option Holder by delivering an Offer Notice to him not less than 5 days before the Change of Control.

10.4	The Option Holder shall, within 2 days of receipt of such Offer Notice (“the Return Date”) notify the Acquiring Company in writing whether or not he accepts the Offer.

10.5	Where the Option Holder:

10.5.1	rejects the Offer or otherwise fails to notify the Acquiring Company on or before the Return Date whether he accepts the Offer:

(a)	the Offer shall be considered for all purposes as having been rejected by the Option Holder and shall be immediately cancelled and have no legal or binding effect whatsoever; and

(b)	the Option shall, in respect of any and all Unvested Option Shares, lapse immediately and be incapable of exercise for any and all purposes and all rights of the Option Holder in respect of such Unvested Shares shall terminate and cease to have effect;

10.5.2	accepts the Offer on or before the Return Date he shall, during the Appropriate Period, sign and/or enter into all relevant documentation with the Acquiring Company so as to release all of his rights in respect of the Unvested Option Shares and receive the grant of the New Equivalent Option BUT SO THAT if the Option Holder shall fail (for any reason) to sign all documentation that is reasonable and necessary to complete the release all of his rights in respect of the Unvested Option Shares and receive the grant of the New Equivalent Option the Parent may authorise some person to execute on behalf of and as attorney for the Option Holder any such documents so required to effect the release of the Option and/or the grant of the New Equivalent Option. The date of grant of the New Equivalent Option shall be deemed to be the same as the date of this Agreement;

PROVIDED ALWAYS THAT if a Change of Control does not complete then any Offer or acceptance or rejection of an Offer made pursuant to Clauses 10.3 to 10.5 respectively (as appropriate) shall have no effect and the Option shall continue in full force and effect.

10.6	Where the proposed Acquiring Company shall notify the Parent that it does not require an Option Exchange or it fails to issue an Offer Notice in accordance with Clause 10.3 (as appropriate) then, conditional upon the Change of Control taking place, the Option Holder may exercise his Option in full in respect of all Option Shares granted under this Agreement (including all Unvested Option Shares) before the completion of such Change of Control PROVIDED THAT:

10.6.1	the Parent may make such exercise of the Option conditional upon the Option Holder agreeing to sell all Shares acquired pursuant to the Option to the Acquiring Company on the same date and on the same terms (mutatis mutandis) as have been agreed by the other shareholders;

10.6.2	if the Option is not so exercised before completion of a Change of Control, it shall lapse immediately upon such completion for all purposes and all rights of the Option Holder in respect of the Option shall terminate and cease to have effect;

10.6.3	if a Change of Control does not complete, any conditional exercise pursuant to this Clause 10.6 shall have no effect and the Option shall continue in full force and effect;

10.6.4	the Parent shall give reasonable notice to the Option Holder before completion of such Change of Control (setting out the relevant circumstances including the date upon which the Parent becomes aware of the Change of Control and any requirement for confidentiality).

10.7	Notwithstanding any Option Exchange arising in respect of Unvested Option Shares, in the event of a Change of Control the Option Holder shall, conditional on the Change of Control taking place, be entitled to exercise his Option in respect of all outstanding Vested Option Shares before the completion of such Change of Control PROVIDED THAT:

10.7.1	the Parent may make such exercise of the Option conditional upon the Option Holder agreeing to sell all Vested Option Shares acquired pursuant to the Option to the Acquiring Company on the same date and on the same terms (mutatis mutandis) as have been agreed by the other shareholders;

10.7.2	if the Option is not so exercised before completion of a Change of Control, it shall lapse immediately upon such completion for all purposes and all rights of the Option Holder in respect of the Option shall terminate and cease to have effect;

10.7.3	if a Change of Control does not complete, any conditional exercise pursuant to this Clause 10.7 shall have no effect and the Option shall continue in full force and effect;

10.7.4	the Parent shall give reasonable notice to the Option Holder before completion of such Change of Control (setting out the relevant circumstances including the date upon which the Parent becomes aware of the Change of Control and any requirement for confidentiality).

10.8	In the event of any voluntary winding up of the Company, voluntary arrangement under the Insolvency Act 1986 or administration order, the Option Holder may forthwith upon receipt of the notice of the resolution for winding up (save as part of a voluntary reconstruction), and until commencement of the winding up, exercise the Option to the extent that is has vested in accordance with Clause 4 but such exercise shall be conditional upon the said resolution being duly passed, and subject thereto the Option shall lapse immediately after the commencement of the winding-up.

10.9	In no circumstances may the Option be exercised after the end of the Option Period or after it has lapsed pursuant to Clause 5.1 or after the expiry of the time limit for exercise of the Option pursuant to Clauses 8 or 9.

11.	OTHER DISQUALIFYING EVENTS

11.1

Upon the first occurrence of any disqualifying event as set out in Part 7 Chapter 9 of the Income Tax (Earnings and Pensions) Act 2003 with respect to the Option (except those set out in Clauses 8 and 9 of this Agreement and except in the circumstances where the Company ceases to comply with the gross assets test contained in paragraph 12 of Part 3 of Schedule 5 of Chapter 1 of Income Tax (Earnings and Pensions) Act 2003 as such provision may be amended, supplemented or superceded from time to time), if the US Board determines, in its absolute discretion, that it is appropriate in the circumstances that the Option Holder should be permitted to exercise the Option (and if so, the US Board shall determine whether in full or in part) the Option Holder shall be entitled to exercise the Option over such number of Shares (subject to Clause 5.6) for which such permission is granted by the US Board subject to the remainder of this Clause 11.

11.2	The Option may not be exercised under Clause 11.1 after it has lapsed pursuant to Clause 5.1.

11.3	Whether or not the US Board exercises its discretion under Clause 11.1 with respect to part or all of the Option, the Option shall not lapse but shall remain exercisable in accordance with the provisions of this Deed.

12.	VARIATION OF CAPITAL AND ADJUSTMENT OF OPTION

12.1	In the event of any alteration of the share capital of the Parent by way of stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of issued shares of the common stock effected without receipt of consideration by the Parent (other than the conversion of convertible securities), the US Board shall make such adjustment as it considers appropriate:

12.1.1	to the aggregate number or amount of Shares subject to the Option; and/or

12.1.2	to the Option Price payable for each Share subject to the Option; and/or

12.1.3	where the Option is to subscribe for Shares and has been exercised but no Shares have yet been issued, to the number of Shares which may be so issued and the Option Price payable for each such Share.

12.2	The number of Option Shares as so adjusted shall be rounded down to the nearest whole number and the Option Price shall be rounded up to the nearest cent.

12.3	Upon the Option being adjusted in accordance with Clause 12.1 and 12.2, this Deed shall from then on be read and construed using the adjusted Option Price and/or the adjusted number of Shares subject to the Option (and the defined term “Option Shares” shall be read subject to the adjustment); and where the Option has been partially exercised prior to such adjustment, the adjustment shall be taken account of in determining the number of Shares over which exercise is permitted at any time after the adjustment.

12.4	As soon as reasonably practicable after any such adjustment has effect in relation to the Option, the Parent shall give notice thereof to the Option Holder.

13.	RELATIONSHIP WITH TERMS OF EMPLOYMENT

13.1	The grant of the Option does not form part of the Option Holder’s entitlement to remuneration or benefits pursuant to the Option Holder’s contract of employment.

13.2	The rights and obligations under the terms of the Option Holder’s contract of employment with any company shall not be affected by the grant of the Option.

13.3	The grant of the Option shall not afford the Option Holder any rights or additional rights to compensation or damages in consequence of the loss or termination of the Option Holder’s office or employment with the Group for any reason whatsoever.

13.4	The Option Holder shall not be entitled to (and irrevocably waives any right to) any compensation or damages for any loss or potential loss suffered by reason of being or becoming unable to exercise the Option for any reason including, without limitation, in consequence of the loss or termination of the Option Holder’s office or employment with the Group for any reason (including, without limitation, any breach of contract by the Option Holder’s employer or unfair or wrongful dismissal).

14.	ADMINISTRATION

14.1	Notices and other documents required to be given to the Option Holder shall be in writing and shall either be delivered to the Option Holder by hand or by courier (or delivered by hand or by courier to the Option Holder’s place of work while he is an employee of any company in the Group), sent by first class post to the Option Holder’s home address according to the records of the employing company or such other address as may reasonably appear to the Parent or to the Company to be appropriate or sent by facsimile or electronic mail to the facsimile number or electronic mail address designated by the Option Holder by ten (10) days’ advance written notice to the Parent or the Company. Any notice or other document required to be given to the Parent or Company shall be delivered to its main place of business by hand, sent by post to its registered office or principal executive office or sent by facsimile to the facsimile number designated by the Parent or Company by ten (10) days’ advance written notice to the Option Holder. Notices sent by post to the address required by this Clause shall be deemed to have been given 72 hours following the date of posting. Notices delivered by hand to an address required by this Clause shall be deemed to be given on the date of delivery.

14.2	The Parent shall at all times keep available for issue un-issued Shares at least sufficient to satisfy the Option (excluding any part of the Option to be satisfied by the transfer and not the issue of Shares) taking account of any other obligations of the Parent to provide shares of the same class as the shares to be issued under this Deed.

15.	AMENDMENTS

15.1	Notwithstanding Clause 15.2, if the Inland Revenue raise a notice of enquiry pursuant to paragraph 6 of Schedule 5 and conclude that the requirements of Schedule 5 have not been met in relation to this Option the US Board may amend this Deed as necessary to ensure that the requirements of Schedule 5 are met.

15.2	The US Board may without prejudice to Clause 15.1 amend this Deed at any time provided that where any alteration would abrogate or adversely affect the subsisting rights of the Option Holder it will not be effective unless such alteration is made with the consent in writing of the Option Holder.

16.	GENERAL

16.1	In this Deed, unless the context otherwise requires, words importing the singular only shall include the plural and vice versa, words importing the masculine gender only shall include the feminine gender and vice versa.

16.2	References to Shares in respect of which the Option subsists at any time are to be read and construed as references to the Shares over which the Option is then held (and in respect of which it has not then lapsed and ceased to be exercisable).

16.3	References to any statutory provision shall include any statutory modification, amendment or re-enactment thereof for the time being and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute.

16.4	References to persons shall include bodies corporate, unincorporated associations and partnerships.

16.5	The headings are inserted for convenience only and do not affect the interpretation of this Deed. References to a Clause are to a clause in this Deed. References to a Schedule (other than Schedule 5) are to a schedule to this Deed.

16.6	The formation, existence, construction, performance, validity and all aspects whatsoever of this Deed and the Option shall be governed by English law. The English courts shall have jurisdiction to settle any disputes which may arise out of or in connection with this Deed. The jurisdiction agreement contained in this Clause is made for the benefit of the Parent only, which accordingly retains the right to bring proceedings in any other court of competent jurisdiction. The Option Holder agrees to submit to such jurisdiction.

16.7	The Schedules to this Deed shall have effect and shall be read and construed as if set out in full herein.

16.8	This Deed may be executed in any number of counterparts and by the parties on separate counterparts, each of which, when so executed and delivered, shall be an original, but all the counterparts shall together be deemed to constitute one and the same Deed.

16.9	The Option Holder agrees and undertakes to each of the Parent and the Company to be bound by the provisions of Schedule 5 in relation to any Confidential Information supplied to him or his Representatives (as such term is defined in Schedule 5.

17.	RIGHTS OF THIRD PARTIES UNDER THIS DEED

17.1	This Deed is intended to be for the benefit of, and enforceable by, the following persons who are not parties to it, pursuant to the Contracts (Rights of Third Parties) Act 1999:

17.1.1	the present and former members of the Group from time to time; and

17.1.2	if the Option Holder should die, the Option Holder’s legal personal representatives.

17.2	Save as provided in Clause 3.1 nothing in this Deed confers or is intended to confer on any other person who is not a party to this Deed any right and/or benefit pursuant to the Contracts (Rights of Third Parties) Act 1999.

18.	ENTIRE AGREEMENT

This Deed with the Schedules hereto constitutes the whole agreement between the parties with regard to the Option, and no variations to it shall be effective unless made in writing.

19.	QUALIFICATION OF OPTION

The Option Holder agrees that the Group will have no liability to the Option Holder as a result of, and accordingly the Option Holder agrees to bring no action against the present and former members of the Group (from time to time) and any Associated Company of any such company (whether under this Deed or otherwise) in respect of, any liability of the Option Holder to tax or national insurance (including any obligation of the Option Holder to pay an amount in respect of employer’s national insurance to the Company or any other party) which arises in relation to the Option, including (without limitation to the foregoing) any such liability arising on the grant, waiver or exercise of the Option or arising on the sale of the shares acquired pursuant to the Option, and whether such tax or national insurance arises following: a determination that the Option is not a “qualifying option” for the purposes of Schedule 5; or the occurrence of any disqualifying event with respect to the Option, determined in accordance with Part 7 Chapter 9 of the Income Tax (Earnings and Pensions) Act 2003; or otherwise.

Executed as a deed by the parties on the latest date of signature below.

Executed as a deed (and delivered

on the date of this document) by

RACKSPACE MANAGED HOSTING LIMITED

acting by:

Director	Date of Signature

Director/Secretary	Date of Signature

Executed as a deed (and delivered on the date of this document) by MACRO HOLDING, INC acting by:

Officer	Date of Signature

Signed as a deed (and delivered	)
on the date of this document) by	)
)
in the presence of:	)
	)	Date of Signature

Witness:

Witness Signature:

Full Name of Witness:

Address:

SCHEDULE ONE

The following terms shall have the following meanings in this Deed:

“Option Holder”	[ ] of [ ] (and, after the death of such person, the legal personal representatives of such person);

“Option Price”	$— per Option Share or such equivalent value in Sterling or Euros as appropriate, the conversion rate to be determined by the Parent;

“the Option Shares”	[ ] Shares;

“Date of Grant”	—

SCHEDULE TWO

Further Definitions

The following terms shall have the following meanings in this Deed unless the context requires otherwise.

“Acquiring Company”	the company that obtains or will obtain Control of the Parent on the completion of a Change of Control;

“Appropriate Period”	the period of 6 months after the Acquiring Company obtains Control of the Parent;

“Associated Company”	the meaning given to that expression by section 416 of the Taxes Act;

“Auditors”	the auditors for time being of the Parent (acting as experts and not arbitrators);

“Change of Control”	means:

(i) a sale of all or substantially all of the assets of the Parent including the sale of the entire issued share capital of the Company; or

(ii) a merger of the Parent with or into another entity; or

(iii)  the acquisition of the Parent by another entity by means of any transaction or series of related transactions including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of the Parent are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, BUT EXCLUDING any transaction:

(a) that is effected primarily for the purpose of changing the Parent’s state of incorporation; or

(b)    whereby the Parent’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions, hold at least 35%)of the voting power of the surviving or acquiring entity;

(c) that is an IPO;

“Company”	Rackspace Managed Hosting Limited, a company registered in England with number 3897010;

“Confidential Information”	any commercial, financial and technical information and/or other material and data of a secret, confidential or proprietary nature relating to the Parent (which term, as the context requires herein, includes its subsidiaries and affiliates) (in whatever form or medium and whether disclosed orally or in writing which shall include all reproductions in whatsoever form or medium of all or any parts of such information) that is supplied to the Option Holder by the Company and/or the Parent in connection with the Option Holder exercising the Option and/or becoming a stockholder of the Parent, including (without prejudice to the generality of the foregoing) all analyses, compilations, forecasts, studies or other documents prepared by the Option holder or his Representatives in connection his evaluation of the desirability of exercising the Option or otherwise in his capacity as a stockholder in the Parent but excluding any information which was Publicly Available prior to the Option Holder’s receipt of such information or thereafter became publicly available (other than as a result of disclosure by the Option Holder or any of his Representatives);

“Control”	the meaning given to that word by Section 840 of the Taxes Act;

“Equivalent”	compliance in all respects with the requirements set out in Clause 10.1;

“Exchange Act”	Securities Exchange Act of 1934, as amended;

“Fair Market Value”	as of any date, the value of the Shares determined as follows:

(a)    if the Shares are listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the US Board deems reliable;

(b)    If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the day of determination; or

(c) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the US Board;

“the Group”	the Parent and all its qualifying subsidiaries (as defined in Schedule 5) (for the time being);

“Group Company”	the Parent or any of its Subsidiaries from time to time;

“In Concert”	the meaning applied to that term by and for the purposes of the City Code on Takeovers And Mergers;

“IPO”	the closing of the first sale of common stock in the Parent to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act 1933, as amended;

“New Equivalent Option”	the right to acquire shares granted pursuant to Clause 10 on terms that are Equivalent to the Option but which are over Replacement Shares;

“Offer”	an offer made pursuant to Clause 10.3;

“Offer Notice”	a notice that

(i) sets out the Offer together with all information that is relevant to the New Equivalent Option and the grant thereof; and

(ii)    is given in such terms as shall constitute a binding and irrevocable commitment on the part of the Acquiring Company to grant a New Equivalent Option to the Option Holder in accordance with the terms of this Agreement;

“Option”	the right to acquire the Option Shares granted by Clause 2.1 of this Deed;

“Option Period”	the period ending on the tenth anniversary of the date of this Deed;

“Parent”	Macro Holding, Inc., a Delaware corporation;

“Publicly Available”	information that becomes a matter of public knowledge or is contained in materials available to the public or is obtained by the Option Holder from any source other than the Company and/or the Parent (or its stockholders, directors, officers, employees, agents or outside advisors), provided that such source is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Company and/or the Parent and did not obtain the information from an entity or person prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Company and/or the Company;

“Replacement Shares”	shares in the Acquiring Company or, if required for the purposes of complying with Schedule 5 of the Income Tax (Earnings and Pensions) Act 2003, the

parent company of the Acquiring Company (with “parent company” for this purpose having the meanings ascribed thereto by Schedule 5) which a New Equivalent Option gives the Option Holder a right to acquire;

“Restricted Dealing Period”	period of time when either:

(d) a code of restrictions (if any) imposed by the Parent on dealings in Shares by directors and employees of the Group prohibits dealings in shares by directors and employees; or

(e) the Securities Act of 1933 as amended prohibits dealings in shares; or

(f) any enactment or regulation prohibits dealings in Shares by some or all of the employees of the Group;

“Schedule 5”	Schedule 5 to the Income Tax (Earnings and Pensions) Act 2003;

“Securities Act”	Securities Act of 1933, as amended;

“Shares”	fully paid up common stock of $0.001 each in the capital of the Parent that are not redeemable, with “fully paid up” and “not redeemable” having the meanings ascribed thereto by paragraph 35 of Schedule 5;

“Subsidiary”	a company which is for the time being a subsidiary of the Parent within the meaning of section 838(1) of the Taxes Act;

“Taxes Act”	Income and Corporation Taxes Act 1988;

“US Board”	the board of directors of the Parent or such administrator or administrators or board committee having authority to act on behalf of the board for the purposes of granting options as the board may designate;

“Unvested Option Shares”	any Option Shares that have not vested and become capable of exercise in accordance with Clause 4.1 as at the date of completion of the Change of Control;

“Vested Option Shares”	any Option Shares that have vested or will vest and become capable of exercise in accordance with Clause 4.1 as at the date of completion of the Change of Control;

SCHEDULE THREE

The Restrictions and Conditions Applying to

the Shares subject to the Option

Shares to be received pursuant to the Option are subject to the following restrictions and conditions

1.	Rights as Stockholder.

Until the issuance of the Shares (as evidenced by the issuance of an appropriate stock certificate, or the appropriate entry on the books of the Parent or of a duly authorized transfer agent of the Parent), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Shares shall be issued to the Option Holder as soon as practicable after the Option is exercised in accordance with this Deed. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance.

2.	Market Standoff Agreement

The Option Holder hereby agrees that they shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares (or other securities) of the Parent or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Shares (or other securities) of the Parent held by the Option Holder (other than those included in the registration) for a period specified by the representative of the underwriters of Shares (or other securities) of the Parent not to exceed one hundred eighty (180) days following the effective date of any registration statement of the Parent filed under the Securities Act. The Option Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Parent or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Parent or the representative of the underwriters of Shares (or other securities) of the Parent, the Option Holder shall provide, within ten (10) days of such request, such information as may be required by the Parent or such representative in connection with the completion of any public offering of the Parent’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this clause shall not apply to a registration relating solely to (i) employee benefit plans or (ii) an SEC Rule 145 transaction. The Parent may impose stop-transfer instructions with respect to the Shares (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period. The Option Holder agrees that any transferee of the Option or Shares acquired pursuant to the Option shall be bound by this clause.

3.	Parent’s Right of First Refusal.

The Option Holder shall not sell or otherwise transfer any Shares except in compliance with applicable securities laws and except in accordance with terms and conditions set forth in this Section 3 and any other applicable restrictions on the Shares. Before any Shares held by the Option Holder or any transferee (either being sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Parent or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this clause (the “Right of First Refusal”).

3.1	Notice of Proposed Transfer.

The Holder of the Shares shall deliver to the Parent a written notice (the “Notice”) stating: (i) the Holder’s bona fide intention to sell or otherwise transfer such Shares and that the Holder has entered into, subject to this Right of First Refusal, a binding agreement to sell or otherwise transfer such Shares (a “Proposed Sale Agreement”); (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the number of Shares to be transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the Shares (the “Offered Price”), and the Holder shall offer the Shares at the Offered Price to the Parent or its assignee(s). Along with such Notice, the Holder shall deliver to the Company a complete copy of the fully executed Proposed Sale Agreement.

3.2	Exercise of Right of First Refusal.

At any time within thirty (30) days after receipt of the Notice, the Parent and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase up to all of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with clause 3.3 below.

3.3	Purchase Price.

The purchase price (the “Purchase Price”) for the Shares purchased by the Parent or its assignee(s) under this clause shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the US Board in good faith.

3.4	Payment.

Payment of the Purchase Price shall be made, at the option of the Parent or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Parent (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within sixty (60) days after receipt of the Notice or, if later, at the time set forth in the Notice. If the Parent, or its assignee, makes the consideration available, at the time and place and in the amount and form provided for in this clause for the Shares to be purchased pursuant to the Right of First Refusal, then after such time the person from whom such Shares are to be purchased shall no longer have any rights as a holder of the Shares (other than the right to receive payment of such consideration as set forth herein). Such Shares shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by this Section.

3.5	Holder’s Right to Transfer.

To the extent the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Parent and/or its assignee(s) as provided in this Section, then the Holder may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within 90 days after the date of the Notice, that any such sale or other transfer is effected in accordance with any applicable securities laws and that the Proposed Transferee executes each agreement requested by the Parent with respect to such Shares and agrees in writing that the provisions of this clause shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, a new Notice shall be given to the Parent, and the Parent and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

3.6	Exception for Certain Family Transfers.

Anything to the contrary contained in this clause notwithstanding, the transfer of any or all of the Shares during the Option Holder’s lifetime or on the Option Holder’s death by will or intestacy to the Option Holder’s immediate family or a trust for the benefit of the Option Holder’s immediate family shall be exempt from the provisions of the Right of First Refusal. “Immediate Family” as used herein shall mean spouse or lineal descendant. In such case, (i) the transferee or other recipient shall (A) receive and hold the Shares so transferred subject to the provisions of this clause and (B) execute each agreement requested by the Parent with respect to such Shares, and (ii) there shall be no further transfer of such Shares except in accordance with the terms of this clause.

3.7	Termination of Right of First Refusal.

The Right of First Refusal shall terminate as to any Shares upon the first sale of Shares of the Parent to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act.

4.	Parent’s Right to Repurchase Shares.

4.1	Termination of Employment; Competition.

The Parent shall have the right to purchase any Shares acquired by Option Holder in the event that Option Holder (i) is terminated for “cause”, (ii) before being continuously employed by the Group for more than 36 months, resigns or is terminated without “cause”, or (iii) at any time Engages in Competition. The purchase price for the Shares shall be the exercise price paid by Option Holder plus an amount necessary to provide an annualized 6% rate of return from the date the Shares were acquired upon exercise of the Option. However, if (i) the Option Holder’s employment is terminated without “cause,” and (ii) at such time the Parent is a reporting company under the Exchange Act, the purchase price for the Shares shall equal the Fair Market Value. For the purposes hereof, termination for “cause” shall mean termination of employment by the Company, a Parent or a Subsidiary made on the basis of the conduct (whether acts or omissions) or performance of the Option Holder. The US Board shall have the sole right to make the determination of whether or not the termination is for “cause”. The Option Holder agrees to notify the Parent in writing of each employer of the Option Holder and each person and entity to whom the Option Holder provides services for compensation from and after the date hereof so long as this Option remains outstanding and thereafter so long as the Option Holder or any of Option Holder’s transferees holds or has any interest in any Shares.

4.2	Exercise of Right.

If the Parent desires to exercise its right to purchase such Shares, it shall within 120 days after the date employment terminates or the Parent knows that Option Holder Engages in Competition, as applicable, (i) deliver a notice of exercise to the Option Holder, and (ii) make available at the offices of the Parent or the Company, a check in the amount of the purchase price for the Shares. If the Parent makes the consideration available, at the time and place and in the amount and form provided for in this clause for the Shares to be purchased pursuant to the Parent’s repurchase rights, then after such time the person from whom such Shares are to be purchased shall no longer have any rights as a holder of the Shares (other than the right to receive payment of such consideration as set forth herein). Such Shares shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by this clause.

5.	Tax Consultation.

The Option Holder understands that they may suffer adverse tax consequences as a result of Option Holder’s purchase or disposition of the Shares. The Option Holder represents that they have consulted and will consult with any tax consultants the Option Holder deems advisable in connection with the purchase or disposition of the Shares and that Option Holder is not relying on the Parent, the Company, any member of the Group or any of its agents or representatives for any tax advice.

6.	Restrictive Legends and Stop-Transfer Orders.

6.1	Legends.

The Option Holder understands and agrees that the Parent shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Parent or by state or federal securities laws:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS, IN THE OPINION OF COUNSEL (WHICH MAY BE COUNSEL TO THE CORPORATION) SATISFACTORY TO THE CORPORATION, SUCH REGISTRATION IS NOT REQUIRED.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, INCLUDING A 180-DAY MARKET STANDOFF AGREEMENT, A RIGHT OF FIRST REFUSAL AND REPURCHASE RIGHTS HELD BY THE CORPORATION AS SET FORTH IN AN EXERCISE NOTICE BETWEEN THE CORPORATION AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE CORPORATION. SUCH TRANSFER RESTRICTIONS, RIGHT OF FIRST REFUSAL AND REPURCHASE RIGHTS ARE BINDING ON TRANSFEREES OF THE SHARES.

6.2	Stop-Transfer Notices.

The Option Holder agrees that, in order to ensure compliance with the restrictions referred to herein, the Parent may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Parent transfers its own securities, it may make appropriate notations to the same effect in its own records.

6.3	Refusal to Transfer.

The Parent shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Schedule or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

7.	Successors and Assigns.

The Parent may assign any of its rights under this Schedule to single or multiple assignees, and the provisions of this Schedule shall inure to the benefit of the successors and assigns of the Parent. Subject to the restrictions on transfer herein set forth, this Schedule shall be binding upon the Option Holder and his or her heirs, executors, administrators, successors and assigns.

SCHEDULE FOUR

INVESTMENT REPRESENTATION STATEMENT

OPTIONEE:

COMPANY:	Macro Holding Inc.

SECURITY:	Common Stock

AMOUNT:

DATE:

In connection with the purchase of the above-listed Securities, the undersigned Optionee represents to the Company the following:

1.	Optionee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. Optionee is acquiring these Securities for investment for Optionee’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act.

2.	Optionee acknowledges and understands that the Securities constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Optionee’s investment intent as expressed herein. In this connection, Optionee understands that, in the view of the Securities and Exchange Commission, the statutory basis for such exemption may be unavailable if Optionee’s representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future. Optionee further understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Optionee further acknowledges and understands that the Company is under no obligation to register the Securities. Optionee understands that the certificate evidencing the Securities will be imprinted with the legends set form in Section 8(a) of the Exercise Notice and any other legend required by the Company or under applicable securities laws.

3.

Optionee is familiar with the provisions of Rule 701 and Rule 144, each promulgated under the Securities Act of 1933, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of the grant of the Option to the Optionee, the exercise will be exempt from registration under the Securities Act. In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, ninety (90) days thereafter (or such longer period as any market stand-off agreement may require) the Securities exempt under Rule 701 may be resold, subject to the satisfaction of certain of the conditions specified by Rule 144, including (1) the resale being made through a broker in an unsolicitored “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934); and, in the case of an affiliate, (3) the availability of certain public information about the Company, (3) the amount of Securities being sold during any three month period not exceeding the limitations specified in Rule 144(e), and (4) the timely filing of a Form 144, if applicable.

In the event that the Company does not qualify under Rule 701 at the time of grant of the Option, then the Securities may be resold in certain limited circumstances subject to the provisions of Rule 144, which requires the resale to occur not less than one year after the later of the date the Securities were sold by the Company or the date the Securities were sold by an affiliate of the Company, within the meaning of Rule 144; and, in the case of acquisition of the Securities by an affiliate, or by an non-affiliate who subsequently holds the Securities less than two years, the satisfaction of the conditions set forth in sections (1), (2), (3) and (4) of the paragraph immediately above.

4.	Optionee further understands that in the event all of the applicable requirements of Rule 701 or 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rules 144 and 701 are not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rules 144 or 701 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk. Optionee understands that no assurances can be given that any such other registration exemption will be available in such event.

“Optionee”

(signature)

(Print Name)

Date:

SCHEDULE FIVE

CONFIDENTIALITY

1.	The Option Holder agrees and undertakes to each of the Parent and the Company that:

a.	he will only use the Confidential Information solely for the purpose of evaluating the desirability of exercising his Option, and subsequently in his capacity as a stockholder in the Parent. The Confidential Information may not be used for any other purpose;

b.	he shall keep all Confidential Information secret and confidential and shall not, without the prior written consent of the Parent, disclose it to anyone except to his own financial, tax or legal advisors (“Representatives”) who are actually engaged in, and need to know such Confidential Information to perform, the evaluation referred to in paragraph 1 above, each of whom must be advised of the confidential nature of the Confidential Information and of the terms of this Schedule 5 and must agree in writing to abide by such terms. The Option Holder shall be responsible for any breach of this Schedule 5 by any of his Representatives;

c.	upon notice from the Parent (i) he will return to the Parent the Confidential Information which is in tangible form, including any copies which he may have made, and will destroy all abstracts, summaries thereof or references thereto in his documents, and certify to the Parent that he has done so, and (ii) neither he nor his Representatives will use any of the Confidential Information with respect to, or in furtherance of, his business outside of the Company, any of his businesses, or in the business of anyone else, whether or not in competition with the Parent and/or the Company, or for any other purpose whatsoever;

d.	he acknowledges that neither the Company, the Parent nor any of their respective stockholders, directors, officers, employees, agents, affiliates or outside advisors makes any representation or warranty as to the accuracy or completeness of the Confidential Information and that such persons shall have no liability to the Option Holder or any of his Representatives resulting from any use of the Confidential Information;

e.	if he or any of his Representatives is requested in any proceeding to disclose any of the Confidential Information, he will provide the Company and/or the Parent (as appropriate) with prompt prior notice so that the Company and/or Parent (as appropriate) may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Schedule 5. In the event that the Company and/or the Parent (as appropriate) is unable to obtain such protective order or other appropriate remedy, the Option Holder will: furnish only that portion of the Confidential Information which he is advised by a written opinion of counsel is legally required; give the Company and/or the Parent (as appropriate) written notice of the information to be disclosed as far in advance as practicable; exercise his best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed;

f.	without impairing any other provision hereof, he will promptly advise the Company and/or Parent (as appropriate) of any prohibited disclosure or other breach of this Schedule 5;

g.	money damages would not be a sufficient remedy for any breach of this Schedule 5 by him or any of his Representatives, and that the Parent and/or the Company (as appropriate), their respective agents and/or representatives shall be entitled to specific performance and/or injunctive relief as a remedy for any such breach;

h.	he will not to seek, and agree to waive any requirement for the securing or posting of, a bond in connection with the Company and/or the Parent (as appropriate) seeking or obtaining such relief and such remedy shall not be deemed to be the exclusive remedy for any such breach of this Schedule 5 but shall be in addition to all other remedies available at law or in equity;

i.	no failure or delay by the Company, the Parent, their respective stockholders, directors, officers, employees, agents, affiliates or outside advisors or representatives in exercising any right, power or privilege under this Schedule 5 shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Schedule 5;

j.	to reimburse the Company and/or the Parent (as the case may require) for all costs and expenses, including attorney’s fees, incurred by the Company and/or the Parent in attempting to enforce his obligations hereunder;

k.	if any provision of this Schedule 5 is held to be prohibited by or invalid, such provisions shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions thereof.